Exhibit 10.1

Execution Version

WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO STRATEGIC CAPITAL, INC. WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, North Carolina 28202	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, New York 10019	HSBC BANK USA, NATIONAL ASSOCIATION HSBC CONTINENTAL EUROPE HSBC BANK PLC HSBC BANK MIDDLE EAST LIMITED HSBC SECURITIES (USA) INC. 66 Hudson Blvd. E, New York, New York 10001

December 4, 2025

Project Noble

Bridge Commitment Letter

Netflix, Inc.

121 Albright Way

Los Gatos, CA 95032

Attention: Spencer Neumann

Ladies and Gentlemen:

Netflix, Inc., a Delaware corporation (the “Borrower”, or “you”) has advised (i) Wells Fargo Bank, National Association (“WFBNA”) and Wells Fargo Strategic Capital, Inc. (“WFSCI” and, together with WFBNA, collectively, “Wells Fargo Lender”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Lender, “Wells Fargo”), (ii) BNP Paribas (“BNPP”), BNP Paribas Securities Corp. (“BNPPSC” and, together with BNPP, “BNP”) and (iii) HSBC Bank USA, National Association (“HSBC USA”), HSBC Continental Europe (“HSBC Europe”), HSBC Bank plc (“HSBC Bank”), HSBC Bank Middle East Limited (“HSBC Middle East” and, together with HSBC USA, HSBC Europe, HSBC Bank and HSBC Middle East, “HSBC Lender”) and HSBC Securities (USA) Inc. (“HSI” and, together with HSBC Lender, “HSBC” and, together with Wells Fargo and BNP, collectively, the “Commitment Parties” or “we” or “us”) that it intends to enter into the transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1. Commitments

In connection with the Transactions, (i) WFBNA is pleased to advise you of its commitment to provide 33.898%%, (ii) WFSCI is pleased to advise you of its commitment to provide 16.102%, (iii) BNPP is pleased to advise you of its commitment to provide 35%, (iv) HSBC USA is pleased to advise you of its commitment to provide 3.559%, (v) HSBC Europe is pleased to advise you of its commitment to provide 4.746%, (vi) HSBC Bank is pleased to advise you of its commitment to provide 5.085%, and (vii) HSBC Middle East is pleased to advise you of its commitment to provide 1.610%, in each case of the aggregate principal amount of a senior unsecured bridge facility as further described in Exhibit B (the “Term Sheet”) in an aggregate principal amount of $59.0 billion (the “Bridge Facility”) on the terms set forth in this Commitment Letter and subject solely to the conditions expressly set forth in Section 6 below and in Exhibit

C hereto, which commitments shall be several and not joint (WFBNA, WFSCI, BNPP, HSBC USA, HSBC Europe, HSBC Bank and HSBC Middle East collectively in such capacities, the “Initial Lenders” and each, an “Initial Lender”); provided that the amount of the Bridge Facility shall be automatically reduced on a dollar-for-dollar basis as provided under “Mandatory Commitment Reduction/Prepayment of Bridge Facility” in Exhibit B hereto (which reduction shall be applied ratably to reduce the commitments of each Commitment Party in accordance with its respective commitments set forth above (it being understood that, notwithstanding the foregoing, (x) Wells Fargo may apply any such commitment reduction allocable to the Wells Fargo Lenders as between the Wells Fargo Lenders in its discretion and (y) HSBC may apply any such commitment reduction allocable to the HSBC Lenders among the HSBC Lenders in its discretion)), and you agree to give each Commitment Party prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction.

2. Titles and Roles

It is agreed that (i) Wells Fargo Securities, BNPPSC and HSI will act as exclusive joint lead arrangers and bookrunners for the Bridge Facility (acting in such capacities, the “Bridge Lead Arrangers”) and (ii) WFBNA will act as sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Facility subject to satisfaction of the conditions expressly set forth in Section 6 below and Exhibit C. Wells Fargo will have “lead left placement” in the Lender Presentation referred to below and in all other marketing materials, legal documentation and advertisements related to the Bridge Facility and will have the responsibilities customarily associated with lead left placement. BNP will appear immediately to the right of Wells Fargo in all such materials, documentation and advertisements, and HSBC will appear immediately to the right of BNP in all such materials, documentation and advertisements. BNP and HSBC USA shall be named as exclusive syndication agents for the Bridge Facility. The Borrower may name additional Lenders with top tier commitments to the Bridge Facility as documentation agents for the Bridge Facility upon consultation with the Bridge Lead Arrangers. Notwithstanding anything to the contrary herein, the Borrower agrees that the Commitment Parties, Initial Lenders and Bridge Lead Arrangers may perform their respective responsibilities hereunder through their respective affiliates.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and in the Fee Letters referred to below) will be paid in connection with the Bridge Facility unless you and we shall so reasonably agree.

3. Syndication

The Bridge Lead Arrangers reserve the right to syndicate (but not before the public announcement by you of your intention to consummate the Acquisition (as defined herein)) the Bridge Facility, and, following the public announcement by you of your intention to consummate the Acquisition, will promptly commence the syndication of the Bridge Facility, to a group of banks, financial institutions and other institutional lenders identified by us in consultation with you (including any relationship lenders designated by you in consultation with the Bridge Lead Arrangers) and subject to your prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (such banks, financial institutions and other institutional lenders, together with the Commitment Parties, the “Lenders”); provided that we will not syndicate or offer the opportunity to acquire a commitment or provide any portion of the Bridge Facility to Disqualified Lenders (as defined below); provided, further that notwithstanding the Bridge Lead Arrangers’ right to syndicate the Bridge Facility and receive commitments with respect thereto, (i) except as set forth in the penultimate sentence of this paragraph, no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the Closing Date (as defined herein)) in connection with any syndication, assignment or participation of the Bridge Facility,

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including its commitments in respect thereof, until after the funding of the Bridge Facility on the Closing Date, (ii) except as set forth in the penultimate sentence of this paragraph, no assignment or novation by a Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitments in respect of the Bridge Facility until the funding of the Bridge Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the funding of the Bridge Facility on the Closing Date. The Bridge Lead Arrangers reserve the right to commence syndication efforts promptly (but not before the public announcement by you of your intention to consummate the Acquisition), and, until the date that is the earlier of (x) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter (as defined below)) is achieved and (y) the date that occurs 60 days following the Closing Date (such earlier date, the “Syndication Date”), you agree to use commercially reasonable efforts to assist (and, prior to the Closing Date, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement (as defined herein), to use your commercially reasonable efforts to cause the Target Business (as defined in Exhibit A) and its subsidiaries to assist) the Bridge Lead Arrangers in completing a syndication reasonably satisfactory to the Bridge Lead Arrangers and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships, (B) ensuring direct contact between appropriate members of your senior management, officers and advisors and the proposed Lenders, in all such cases at times and locations to be mutually agreed upon, (C) your assistance (and, prior to the Closing Date, using your commercially reasonable efforts, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement, to cause the Target Business to assist) in the preparation of one or more lender presentations in form and substance customary for transactions of this type (each, a “Lender Presentation”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your using commercially reasonable efforts to maintain a corporate level senior unsecured debt rating (but not any specific rating) in respect of the Borrower from Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, (E) your hosting, with the Commitment Parties, of one or more meetings, which may be virtual or by conference call, of prospective Lenders at times to be mutually agreed and (F) your ensuring that, prior to the Syndication Date, there is no competing offering, placement, arrangement or syndication of any debt securities or syndicated bank financing by or on behalf of the Borrower and its subsidiaries that would reasonably be expected to materially impair syndication of the Bridge Facility and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement, to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or syndicated bank financing by or on behalf of the Target Business and its subsidiaries that would reasonably be expected to materially impair the primary syndication of the Bridge Facility; provided that this clause (F) shall not apply to (i) the Bridge Facility, (ii) the New Senior Notes (as defined herein), the Delayed Draw Facilities (as defined herein) or the New Revolving Credit Facility (as defined herein), (iii) debt incurred in the ordinary course of business, including purchase money indebtedness, working capital facilities, overdraft facilities, letter of credit and bank guarantee facilities or similar facilities, capital and finance leases, equipment financings, bilateral lines of credit for working capital purposes, receivables financings, sale leaseback arrangements or other similar obligations, (iv) intercompany indebtedness, (v) commercial paper, (vi) indebtedness under that certain senior unsecured revolving credit facility, dated as of April 12, 2024 (the “Existing Credit Agreement”), by and among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in an aggregate principal amount not to exceed the aggregate commitments in existence as of the date hereof), (vii) indebtedness under the Borrower’s existing senior notes outstanding on the date of this Commitment Letter, (viii) indebtedness of the Target Business and/or its subsidiaries not prohibited by the Merger Agreement, (ix) from and after the Closing Date, any guarantees by the

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Borrower of indebtedness of the Target Business or any of its subsidiaries not prohibited from remaining outstanding on the Closing Date under the Merger Agreement, (x) any extension, refinancing, replacement, amendment or modification (including in connection with any consent solicitation, offer to purchase, tender offer and/or exchange offer or otherwise, including the issuance of indebtedness of the Borrower (from and after the Closing Date), the Target Business and/or their respective subsidiaries in connection therewith) with respect to any indebtedness of the Target Business or any of its subsidiaries permitted to remain outstanding under the Merger Agreement on the Closing Date, and (xi) other indebtedness to the extent the net cash proceeds of such debt are utilized to repay, redeem, repurchase, discharge, defease, refinance or replace any indebtedness of the Borrower, the Target Business and/or their respective subsidiaries (whether on, before or after the Closing Date) and to pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment, repurchase or redemption premiums, any consent fees and any accrued interest); provided further that for purposes of this Commitment Letter, references to “indebtedness of the Target Business” or similar phrases shall include any indebtedness of the SpinCo Business (as defined in the Merger Agreement as in effect on the date hereof) which is then allocated to or assumed by the Target Business or for which the Target Business becomes an obligor or guarantor thereof or otherwise liable, in each case in connection with the separation of the SpinCo Business. Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that we will not be released, relieved or novated from our commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld, delayed or conditioned (it being understood that notwithstanding anything to the contrary contained herein, the Borrower may reasonably withhold its consent to any assignment to any Lender (x) that is not a commercial or investment bank or (y) if, prior to the funding of the Bridge Facility, at the time of such syndication or assignment, such Lender (and, for the avoidance of doubt, not its parent) does not have a long term issuer or corporate rating (however denominated) or a senior unsecured, non-credit enhanced long-term indebtedness rating that is at least A3 from Moody’s or A- from S&P)) and (ii) any such Lender has entered into customary amendment, restatement or joinder documentation (in form and substance reasonably satisfactory to the Commitment Parties and you, any such documentation, a “Joinder Agreement”) with respect to this Commitment Letter as an additional “Commitment Party” committing to provide a portion of the Bridge Facility (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender (which reduction shall be applied ratably to the commitments of each Commitment Party in accordance with our respective commitments set forth above (it being understood that, notwithstanding the foregoing, (x) Wells Fargo may apply any such commitment reduction allocable to the Wells Fargo Lenders as between the Wells Fargo Lenders in its discretion and (y) HSBC may apply any such commitment reduction allocable to the HSBC Lenders among the HSBC Lenders in its discretion))) or (B) such Lender shall have entered into the applicable Bridge Credit Documentation (as defined herein) and funded the portion of the Bridge Facility required to be funded by it on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date and it is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication (or your assistance with respect to any such syndication) of, or receipt of commitments in respect of, the Bridge Facility and in no event shall (1) the commencement or successful completion of syndication of the Bridge Facility or (2) the obtaining or maintenance of any ratings, in each case, constitute a condition to the availability of the Bridge Facility on the Closing Date.

Upon the reasonable request of the Commitment Parties, you will furnish, and use your commercially reasonable efforts, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement, to require the Target Business to furnish, for no fee, to the Commitment Parties an electronic version of your and your subsidiaries’ trademarks and logos

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and the Target Business’s and its subsidiaries’ trademarks and logos for use in marketing materials for the purpose of facilitating the syndication of the Bridge Facility (the “License”); provided, however, that the License shall be used solely for the purpose described above, may not be assigned or transferred and will expire upon completion of the primary syndication of the Bridge Facility. You hereby authorize the Commitment Parties to download copies of your trademark logos from your website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by the Commitment Parties to syndicate the Bridge Facility and use the logos on any Lender Presentation, presentations and other marketing materials prepared in writing in connection with the syndication of the Bridge Facility or in customary bank marketing materials (such as client pitch books) (to which you consent in writing, such consent not to be unreasonably withheld, conditioned or delayed) or in any paid, public mass-media advertisements (to which you consent in writing in your sole discretion) that any Commitment Party may place after the closing of the Bridge Facility in financial and other newspapers and journals, at its own expense, describing its services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, customary information regarding the closing date, size, type, purpose of, and parties to, the Bridge Facility.

The Bridge Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached (provided that we will not syndicate to (A) those persons identified in writing to the Bridge Lead Arrangers on or prior to the date hereof and (B) with respect to persons who are reasonably determined by you to be competitors of you, the Target Business or your or their respective subsidiaries and that have been specifically identified in writing to the Bridge Lead Arrangers from time to time after the date hereof and prior to the Closing Date or to the Bridge Administrative Agent from time to time after the Closing Date, which supplement shall become effective three (3) Business Days (as defined herein) after delivery thereof to the Bridge Lead Arrangers and (C) in each case, their affiliates (other than bona fide debt fund affiliates) to the extent such affiliates are identified in writing to the Bridge Lead Arrangers prior to the Closing Date or are otherwise clearly identifiable as an affiliate based solely by similarity of such affiliate’s name to the name of a person on such list, it being understood and agreed that the foregoing provisions shall not apply retroactively to any person if such person shall have previously acquired an assignment or participation interest (or shall have entered into a trade therefor) prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter (collectively, the “Disqualified Lenders”) (it being agreed the list of Disqualified Lenders may be provided, on a confidential basis, to Lenders and to any potential assignees or participants)) and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders (subject, in each case, to your rights and the limitations imposed upon the Bridge Lead Arrangers with respect thereto, in each case, as expressly set forth in this Commitment Letter). You hereby acknowledge and agree that the Bridge Lead Arrangers, solely in their capacities as Bridge Lead Arrangers, will have no responsibility other than to arrange the syndication as set forth herein and other than as expressly set forth in this Commitment Letter and in no event shall any Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby. For purposes of this Commitment Letter, “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

At the reasonable request of the Bridge Lead Arrangers, you agree to use commercially reasonable efforts to assist the Bridge Lead Arrangers in preparing an additional version of the Lender Presentation or other Information Materials (the “Public Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States Federal or State securities laws) with respect to you, the Company (as defined in Exhibit A), the Target Business, your and their respective subsidiaries and any of your or its respective securities (such material non-public information, “MNPI”) and who may be

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engaged in investment and other market-related activities with respect to your, the Company’s, the Target Business’s or your and their respective subsidiaries’ securities or loans. Upon our request, before distribution of any Lender Presentation or other Information Materials, (a) you agree to execute and deliver to the Bridge Lead Arrangers (i) a customary letter in which you authorize distribution (which distribution shall be subject to customary confidentiality undertakings reasonably satisfactory to you) of the Lender Presentation or, upon our request, other Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter in which you authorize distribution of the Public Side Version to Public-Siders and represent on customary terms that no MNPI is contained therein and (b) you agree to identify that portion of the Lender Presentation or other Information Materials that may be distributed to Public-Siders as not containing MNPI, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and you agree that, by marking the Lender Presentation or other Information Materials as “PUBLIC”, you shall be deemed to have authorized the Bridge Lead Arrangers and the prospective Lenders to treat such Lender Presentation or other Information Materials as not containing MNPI (it being understood that you shall not be under any obligation to mark the Lender Presentation or other Information Materials as “PUBLIC”)). You acknowledge that the Bridge Lead Arrangers will make available the Lender Presentation or other Information Materials on a confidential basis to the proposed syndicate of Lenders by posting such information on a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by Wells Fargo to be its electronic transmission system (an “Electronic Platform”). You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Bridge Lead Arrangers within a reasonable time after receipt of such materials for review that such materials should only be distributed to Private-Siders: (1) administrative materials prepared by the Bridge Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (2) the Term Sheet and notification of changes in terms and conditions of the Bridge Facility and (3) drafts and final versions of the Bridge Credit Documentation. If you so advise the Bridge Lead Arrangers that any of the foregoing should be distributed only to Private-Siders, then the Bridge Lead Arrangers shall not distribute such materials to Public-Siders without further discussions with you and your prior written consent. You acknowledge that publishing debt analysts employed by the Bridge Lead Arrangers and their respective affiliates who are Public-Siders may participate in any meetings held pursuant to clause (B) of the first paragraph of this Section 3; provided that such analysts shall not publish any information obtained from such meetings until the syndication of the Bridge Facility has been completed upon the making of allocations by the Bridge Lead Arrangers and the Bridge Lead Arrangers freeing the Bridge Facility to trade.

For the avoidance of doubt, you will not be required to provide any (i) trade secrets or (ii) information to the extent that, in the case of this clause (ii), the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Company, the Target Business, or your or their respective affiliates; provided that, in the event you do not provide information in reliance on this sentence, you shall provide notice to the Commitment Parties that such information is being withheld. Notwithstanding anything to the contrary, the only financial statements that shall be reported to or provided in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to paragraph 3 of Exhibit C.

4. Information

You hereby represent and warrant that (with respect to any information relating to the Target Business and its subsidiaries on or prior to the Closing Date, to your knowledge) (a) all written information (including all Information Materials), other than the Projections (as defined below), other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature furnished to us (such non-excluded items, the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives in connection with the Transactions, when taken

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as a whole, after giving effect to all supplements and updates thereto provided through the date furnished, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or, at your direction, by any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared and at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections by their nature are inherently uncertain and are not a guarantee of financial performance and are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). You agree that if, at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect or incomplete in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target Business and its subsidiaries, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target Business and its subsidiaries on or prior to the Closing Date, to your knowledge) such representations will be correct in all material respects under those circumstances. You understand that in arranging and syndicating the Bridge Facility, the Bridge Lead Arrangers (A) will be entitled to use and rely primarily on the Information and Projections without responsibility for independent verification thereof and (B) do not assume responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters, or any other letter agreement or other undertaking concerning the financing of the Acquisition, none of the making of any representation under this Section 4, the making of any supplementation thereof, or the accuracy of any such representation or supplement, whether or not cured, shall constitute a condition precedent to the availability or the initial funding of the Bridge Facility on the Closing Date.

5. Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter (the “Arranger Fee Letter”) and the Bridge Administrative Agent Fee Letter, in each case dated the date hereof and delivered herewith (the “Fee Letters” and each a “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid such fees shall not be refundable under any circumstances, regardless of whether the Transactions are consummated, except as otherwise agreed in writing by you and the applicable Commitment Parties. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or otherwise be affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts (other than in respect of Excluded Taxes (as defined in the Existing Credit Agreement, as if the obligations under Section 2.14(g) thereof applied hereunder, mutatis mutandis)), except for fees payable to HSBC Europe, HSBC Bank or HSBC Middle East.

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6. Conditions

The Commitment Parties’ commitments and agreements hereunder are subject solely to the satisfaction (or waiver by the Commitment Parties) of the conditions expressly set forth in this Section 6 and in Exhibit C; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the availability and funding of the Bridge Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters or the Bridge Credit Documentation (other than the conditions expressly set forth in this Section 6 and in Exhibit C), and upon the satisfaction (or waiver by the Commitment Parties) of the conditions expressly set forth in this Section 6 and in Exhibit C, the funding under the Bridge Facility on the Closing Date shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the definitive documentation for the Bridge Facility (the “Bridge Credit Documentation”) or in any other letter agreement or otherwise in connection with the funding of the Transactions to the contrary, (a) the only representations and warranties the making of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) such of the representations and warranties made by or on behalf of or with respect to the Target Business and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your subsidiaries) have the right (taking into account any applicable notice and cure provisions) to terminate your (or any of your subsidiaries’) obligations to consummate the Acquisition under the Merger Agreement or decline to consummate the Acquisition pursuant to the Merger Agreement, in each case as a result of a breach or inaccuracy of such representations and warranties in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Bridge Credit Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Section 6 and in Exhibit C, in each case, limited on the Closing Date as indicated therein, are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet solely relating to corporate or other organizational existence of the Borrower, the Borrower’s organizational power and authority to enter into and perform the Bridge Credit Documentation, due authorization, execution and delivery of, and enforceability of, the Bridge Credit Documentation against the Borrower (subject to customary enforceability exceptions), no conflicts of the Bridge Credit Documentation with the organizational documents of the Borrower as it relates to entering into and performance of the Bridge Credit Documentation, use of proceeds of the Bridge Facility not violating applicable anti-corruption laws or sanctions and the PATRIOT Act, Investment Company Act, solvency as of the Closing Date (immediately upon giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C) and Federal Reserve margin regulations. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to the availability and funding of the Bridge Facility on the Closing Date are set forth in this Section 6 and in Exhibit C, in each case, limited on the Closing Date as indicated therein. There are no conditions (implied or otherwise) to the commitments hereunder with respect to the Bridge Facility, and there will be no conditions (implied or otherwise) under the applicable definitive documentation of the Bridge Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters, the definitive documentation with respect to the Bridge Facility or any other agreement, other than the conditions expressly referred to in this Section 6 and in Exhibit C with respect to the Bridge Facility. This paragraph, and the provisions in this paragraph, shall be referred to as the “Limited Conditionality Provision”.

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7. Limitation of Liability; Indemnification and Expenses

You agree that (i) in no event shall any of the Commitment Parties, the Bridge Lead Arrangers, and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, the Commitment Parties and the Bridge Lead Arrangers, an “Arranger-Related Person”) have any Liabilities (as defined herein), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letters or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information Materials or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet except to the extent any such Liabilities are found by a final non-appealable judgment in a court of competent jurisdiction to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Arranger-Related Person or (y) a material breach by such Arranger-Related Person of its obligations hereunder or under the Bridge Credit Documentation; provided that, nothing in this paragraph shall relieve you of any obligation you may have to indemnify an indemnified person, as provided in the immediately succeeding paragraph, against any special, indirect, consequential or punitive damages asserted against such indemnified person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

You agree (a) to indemnify and hold harmless the Commitment Parties and Bridge Lead Arrangers (each, in their capacities as such), their respective affiliates and their respective directors, officers, employees, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all Liabilities to which any such indemnified person may become subject, to the extent arising out of or in connection with this Commitment Letter, the Fee Letters, the Bridge Facility, the use of the proceeds thereof, the Acquisition and the Transactions or any actual or prospective claim, litigation, arbitration, investigation, administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty (30) days of written demand (together with backup documentation supporting such indemnity request) for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole, and, solely in the case of a conflict of interest or the availability of different claims or defenses, where the indemnified person affected by such conflict or different claim or defense notifies you of the existence of such conflict or different claim or defense, as applicable, and thereafter retains its own counsel, another firm of counsel for such affected indemnified person, and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any indemnified person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any indemnified person, apply to Liabilities or related expenses that (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the material breach of such indemnified person’s and/or any of its Controlled Related Parties’ obligations hereunder or under the Bridge Credit Documentation (as determined pursuant to a claim asserted by you, whether as a claim, counterclaim or otherwise) including the Commitment Parties’ obligation to fund the Bridge Facility on the Closing Date if so required in accordance with the provisions of this Commitment Letter, or the willful misconduct, bad faith or gross negligence of such indemnified person and/or any of its Controlled Related Parties or (ii) relate to any litigation or proceeding solely between or among indemnified persons not arising, in whole or

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in part, from any act or omission by you or any of your affiliates (other than a dispute involving a claim against an indemnified person for its acts or omissions in its capacity or in fulfilling its role as an arranger, bookrunner, agent or similar role in respect of the Bridge Facility, except, with respect to this clause (ii), to the extent such acts or omissions are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the material breach of such indemnified person’s and/or any of its Controlled Related Parties’ obligations hereunder or under the Bridge Credit Documentation (as determined pursuant to a claim asserted by you, whether as a claim, counterclaim or otherwise) or have constituted the gross negligence, bad faith or willful misconduct of such indemnified person or any of its Controlled Related Parties in such capacity or in fulfilling such role) and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties and their respective affiliates from time to time, within thirty (30) days of written demand, upon presentation of a summary statement with backup documentation supporting such reimbursement request, for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, expenses of the Commitment Parties’ consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), syndication expenses, travel expenses and reasonable and documented fees, disbursements and other charges of a single counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Bridge Facility and any related documentation (including this Commitment Letter and the Bridge Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person) in connection with this Commitment Letter and the Transactions. For purposes hereof a “Controlled Related Party” of any person or entity means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, penalties, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons. All of the foregoing provisions in this Section 7 shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Bridge Credit Documentation upon execution thereof and thereafter shall have no further force and effect.

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Each indemnified person shall be severally obligated to refund or return any and all amounts paid to such indemnified person by you or any of your affiliates under this Section 7 to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final nonappealable decision).

8. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

The Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Parties hereunder. The Commitment Parties shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and the Commitment Parties will not furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and, if applicable, each of their respective affiliates, are acting solely as a principal and have not been, are not and will not be acting as advisors, agents or fiduciaries of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, their respective affiliates, have not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto, and (iii) as the Bridge Lead Arrangers and the Commitment Parties, none of Wells Fargo, BNP or HSBC are advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any the Commitment Parties or any of their affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that the Bridge Lead Arrangers or the Commitment Parties have rendered any advisory services or

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assert any claim against the Bridge Lead Arrangers or Commitment Parties based on an alleged breach of fiduciary duty by the Bridge Lead Arrangers or the Commitment Parties in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Bridge Lead Arrangers or the Commitment Parties or any of their respective affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of the Bridge Lead Arrangers or the Commitment Parties hereunder and the transactions contemplated hereby, on the other hand.

You further acknowledge that the Commitment Parties are full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company, the Target Business and other companies with which you, the Company or the Target Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, attorneys, accountants, agents and advisors and the Company and its subsidiaries (including the Target Business) and their respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Company, the Target Business or their respective subsidiaries or its or their respective officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in a customary manner in respect of the amounts, percentages and basis points of fees and other amounts set forth therein, including, without limitation, in the “flex” provisions thereof, unless the Commitment Parties shall otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly in advance thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof, other than the aggregate fee amounts contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation)) may be disclosed in any prospectus or offering memoranda relating to the New Senior Notes, in any syndication or other marketing material in connection with the Bridge Facility or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to Lenders and potential Lenders and to any rating agency in connection with the Acquisition and the Bridge Facility, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters, or the transactions contemplated hereby or thereby or enforcement hereof and thereof, (f) the Term Sheet may be disclosed to rating agencies in connection with reaffirming the ratings for the Borrower and (g) with the Commitment Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and their terms and substance) two years after this Commitment Letter has been accepted by you.

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Each Commitment Party shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent a Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, in each case other than Disqualified Lenders, (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any Regulatory Authority (as defined herein) having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (e) to the employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents of each Commitment Party (collectively, “Representatives”) on a need-to-know basis and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential on terms that are substantially identical to the terms set forth herein (provided that such Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this paragraph), (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential on terms that are substantially identical to the terms set forth herein, and each Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or breach by any other party of any confidentiality obligation known by such Commitment Party to exist in favor of you, the Company, the Target Business or your or their respective affiliates with respect to such information, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by a Commitment Party from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, (j) to enforce its respective rights hereunder or under the Fee Letters or (k) to the extent such information was independently developed by a Commitment Party without reliance on confidential information; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on terms that are substantially identical to the terms set forth herein and in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information. The Commitment Parties’ obligations under this paragraph shall remain in effect until the earlier of (x) the date that is twenty-four (24) months from the date hereof and (y) the date the Bridge Credit Documentation becomes effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Bridge Credit Documentation upon the execution and delivery thereof.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

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10. Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except in connection with the appointment of an additional “Commitment Party” pursuant to a Joinder Agreement as set forth herein) without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Arranger-Related Persons and indemnified persons referred to herein and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Arranger-Related Persons and indemnified persons referred to herein to the extent expressly set forth herein. Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion, but subject in all respects to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and any Fee Letter, it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) has occurred, (b) the determination of the accuracy of any Merger Agreement Representation and whether as a result of any breach or inaccuracy thereof you or your applicable subsidiary has the right to terminate your or its obligations under the Merger Agreement or to decline to consummate the Acquisition pursuant to the Merger Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof (the “Acquisition Related Matters”), in each case, shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters is a binding and enforceable agreement with respect to the subject matter contained herein (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity), including an agreement to negotiate in good faith the Bridge Credit Documentation by the parties hereto on terms consistent with this Commitment Letter, it being acknowledged and agreed that the respective commitments provided hereunder are subject only to satisfaction or waiver of the conditions expressly set forth or referred to in Section 6 and Exhibit C; provided that nothing in this Commitment Letter obliges you or any of your affiliates to consummate the Acquisition or to draw all or any portion of the Bridge Facility.

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law on October 26, 2001), as subsequently amended and reauthorized) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), that it and each of the Commitment Parties and the Lenders is required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow each of the Commitment Parties and the Lenders to identify the Borrower and its subsidiaries in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of the Commitment Parties and the Lenders. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

The limitation of liability, indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Bridge Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent covered thereby, by the provisions of the Bridge Credit Documentation upon the initial funding of the Bridge Facility thereunder, and you shall automatically be released from all liability in connection therewith at such time. Subject to the provisions of the preceding sentence, you may terminate this Commitment Letter and the Commitment Parties’ commitments hereunder (in full or in part) at any time upon written notice to the Commitment Parties, unless the closing of the Bridge Facility, on the terms and subject to the conditions contained herein and in the Bridge Credit Documentation, has been consummated on or before such date.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters in accordance with this paragraph, together with the amounts agreed upon pursuant to the Fee Letters to be payable upon the acceptance hereof, not later than 11:59 p.m., New York

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City time, on December 4, 2025 (the “Expiration Time”); provided that if signing of this Commitment Letter and the Fee Letters occurs on a day that is not a Business Day, such fees payable under the Fee Letters shall be due on the next succeeding Business Day. The parties hereto agree that your acceptance of the Commitment Parties’ offer shall only be effective if each such document and all such amounts have been received in such form by the Commitment Parties prior to the Expiration Time. In the event that we receive your executed counterparts to this Commitment Letter and the Fee Letters at or prior to the Expiration Time, then this Commitment Letter and the commitments hereunder and the agreement of the Commitment Parties and the Bridge Lead Arrangers to provide the services described herein shall automatically terminate on the Expiration Date unless we shall, in our sole discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 11:59 p.m., Pacific time, on the date that is the earliest to occur of (x) the date on which the Merger Agreement is validly terminated in accordance with its terms and (y) five Business Days after the date that is fifteen (15) months after the date hereof (which date shall be extended automatically to the same extent the “End Date” in the Merger Agreement is extended pursuant to Sections 8.1(b)(i)(A) and/or Section 8.1(b)(i)(B) of the Merger Agreement as in effect on the date hereof) and (ii) the closing of the Acquisition without the use of the Bridge Facility.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jack Stutesman
Name:	Jack Stutesman
Title:	Director

WELLS FARGO STRATEGIC CAPITAL, INC.

By:	/s/ David Gillespie
Name:	David Gillespie
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Jonathan Mullen
Name:	Jonathan Mullen
Title:	Managing Director

[Signature Page to Bridge Commitment Letter]

BNP PARIBAS

By:	/s/ Rafael Ribeiro
Name:	Rafael Ribeiro
Title:	Managing Director

By:	/s/ Nicole Rodriguez
Name:	Nicole Rodriguez
Title:	Director

BNP PARIBAS SECURITIES CORP.

By:	/s/ Rafael Ribeiro
Name:	Rafael Ribeiro
Title:	Managing Director

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HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Lauren Steiner
Name:	Lauren Steiner
Title:	Director

HSBC CONTINENTAL EUROPE

By:	/s/ Eric Beautheac
Name:	Eric Beautheac
Title:	Director Head of Multinationals France HSBC Continental Europe

HSBC BANK PLC

By:	/s/ Bradley Wilson
Name:	Bradley Wilson
Title:	Managing Associate General Counsel

HSBC BANK MIDDLE EAST LIMITED

By:	/s/ Suchismita Das
Name:	Suchismita Das
Title:	Head of Global Network Banking, UAE

HSBC SECURITIES (USA) INC.

By:	/s/ Lauren Steiner
Name:	Lauren Steiner
Title:	Director

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Accepted and agreed to as of the date first written above by:

NETFLIX, INC.

By:	/s/ Spencer Neumann
Name: Spencer Neumann
Title: Chief Financial Officer

[Signature Page to Bridge Commitment Letter]

Exhibit A

PROJECT NOBLE

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

Pursuant to the Agreement and Plan of Merger dated as of the date hereof (together with all exhibits, schedules and disclosure letters thereto, the “Merger Agreement”), by and among the Borrower, Nightingale Sub, Inc., a Delaware corporation and newly formed subsidiary of the Borrower, and Warner Bros. Discovery, Inc., a Delaware corporation (the “Company”), the Borrower intends to acquire the business of the Company identified to the Bridge Lead Arrangers as “Ace” (the “Target Business”) after the separation of the “Spinco Business” as described therein (the “Acquisition”). Any references in the Commitment Letter, this Exhibit A, Exhibit B or Exhibit C to the “Target Business and its subsidiaries” shall only include those entities that are subsidiaries of the Target Business after consummation of the Separation and Distribution (each as defined in the Merger Agreement as in effect on the date hereof). In connection therewith, it is currently expected that:

(a) the Borrower will obtain up to $59.0 billion in commitments under the Bridge Facility less (without duplication) (x) the amount of the cash proceeds received from the New Senior Notes on or prior to the Closing Date and (y) the amount of commitments under the New Revolving Credit Facility and Delayed Draw Facilities referred to below and as otherwise reduced pursuant to Section 10 of the Commitment Letter and/or the provisions set forth under the headings “Optional Prepayments and Commitment Reductions” and “Mandatory Commitment Reduction/Prepayment of Bridge Facility” in Exhibit B;

(b) the Borrower will seek to consummate the issuance and sale of an aggregate principal amount of up to approximately $25.0 billion in senior unsecured notes in a registered public offering or a Rule 144A/Regulation S offering or other private placement or a combination of the foregoing (the “New Senior Notes”), in each case on or before the Closing Date for the purpose of utilizing the proceeds thereof as described in clause (e) below;

(c) the Borrower will seek to enter into a new revolving credit facility in an aggregate committed amount of up to approximately $5.0 billion (the “New Revolving Credit Facility”) on or before the Closing Date, which will be available to be drawn for the purposes described in clause (e) below subject only to the satisfaction (or waiver by the lenders thereunder) of the conditions expressly set forth in Section 6 and Exhibit C hereof (or may, subject to the satisfaction of customary conditions for a revolving credit facility, be drawn prior to or after the Closing Date for general corporate purposes);

(d) the Borrower will seek to incur delayed draw term loan facilities (the “Delayed Draw Facilities”) in an aggregate committed amount of approximately $20.0 billion which will be available to be drawn solely for the purposes described in clause (e) below subject only to the satisfaction (or waiver by the lenders thereunder) of the conditions expressly set forth in Section 6 and Exhibit C hereof; and

A-1

(e) the proceeds of the Bridge Facility, the New Senior Notes, and amounts borrowed under the New Revolving Credit Facility and the Delayed Draw Facilities shall be applied, in any combination with cash on hand or other available financing arrangements, (i) to pay the cash portion of the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (as defined below) and (iii) at the option of the Borrower, to refinance any indebtedness of the Target Business and/or its subsidiaries.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction (or waiver by the Commitment Parties) of the conditions expressly set forth in Section 6 of this Commitment Letter and Exhibit C and closing of the Acquisition.

A-2

Exhibit B

PROJECT NOBLE

364-Day Senior Unsecured Bridge Facility

Summary of Terms and Conditions

I.	Parties

	Borrower:	Netflix, Inc., a Delaware corporation (the “Borrower”).

	Lead Arrangers and Bookrunners:	Wells Fargo Securities, LLC, BNP Paribas Securities Corp. and HSBC Securities (USA) Inc. (collectively, in such capacities, the “Bridge Lead Arrangers”).

	Administrative Agent:	Wells Fargo Bank, National Association (in such capacity, the “Bridge Administrative Agent”).

	Syndication Agents:	BNP Paribas and HSBC Bank USA, National Association (in such capacity, the “Syndication Agents”).

	Documentation Agents:	To be appointed by the Borrower in consultation with the Bridge Lead Arrangers.

	Lenders:	A syndicate of banks, financial institutions and other entities, including the Bridge Lead Arrangers or affiliates thereof, arranged by the Bridge Lead Arrangers and reasonably satisfactory to the Borrower (collectively, the “Lenders”).

	Transactions:	As described in Exhibit A.

II.	The Bridge Facility

	Type and Amount of Facility:	A 364-day senior unsecured bridge loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $59.0 billion (the commitments in respect thereof, the “Bridge Commitments” and the loans thereunder, the “Bridge Loans”) less all reductions pursuant to the Mandatory Commitment Reduction/Prepayment of the Bridge Facility and Optional Prepayments and Commitment Reductions sections below.

	Bridge Loan Availability:	The Bridge Facility shall be available in a single drawing on the Closing Date. The Bridge Facility shall be funded in U.S. dollars (“Dollars”) to the Borrower.

	Amortization:	None.

	Maturity:	The date that is 364 days after the Closing Date (the “Maturity Date”).

	Purpose:	The proceeds of the Bridge Loans shall be used to pay the cash portion of the purchase price of the Acquisition, to pay the fees, costs and expenses incurred in connection with the Transactions and, at the option of the Borrower, to refinance any indebtedness of the Target Business and/or its subsidiaries.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Repayment:	The Borrower will repay the Bridge Facility in full no later than the Maturity Date.

	Optional Prepayments and Commitment Reductions:	Bridge Loans may be prepaid by the Borrower and commitments may be reduced by the Borrower in minimum amounts to be agreed, but, in the case of prepayments, without premium or penalty (but subject to break-funding payments). Optional prepayments of the Bridge Loans may not be reborrowed and optional commitment reductions may not be reinstated.

Mandatory Commitment Reduction/Prepayment of Bridge Facility:

From and after the date of signing of the Commitment Letter, the aggregate Bridge Commitments shall be permanently reduced, and after the funding of the Bridge Loans on the Closing Date, the aggregate Bridge Loans shall be prepaid, in each case, on a Dollar-for-Dollar basis (with proceeds received in non-Dollar currencies, if any, to be converted to Dollars, as applicable, based on customary foreign exchange mechanics), by the following amounts (in each case without duplication and subject to exceptions and baskets set forth below and applied as set forth in the succeeding paragraph), within three Business Days of receipt of such amount:

1. Incurrence of Indebtedness: (A) 100% of the commitments with respect to (x) the Delayed Draw Facilities, (y) the New Revolving Credit Facility and (z) any other committed facility that is entered into by the Borrower or any of its subsidiaries for the stated purpose of providing financing for the Acquisition or any portion thereof (provided that, in each case, the definitive documentation with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Borrower or are more favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility, as determined in good faith by the Borrower (it being understood that (i) the Bridge Commitments shall be reduced upon the entry into of each such facility by the committed amount of each such facility regardless of whether such conditions to funding shall then have been satisfied and (ii) the Borrower shall deliver a written acknowledgment to the Commitment Parties confirming such reduction upon the entry into of each such facility) and (B) 100% of the net cash proceeds actually received by the Borrower or any of its subsidiaries (excluding for the avoidance of doubt, the Target Business and its subsidiaries prior to the date of consummation of the Acquisition) from the incurrence of indebtedness for borrowed money on or after the date of this Commitment Letter (including, without limitation, any indebtedness for borrowed money in the form of the New Senior Notes and other notes, loans, hybrid securities and debt securities convertible to equity) by such entity but excluding:

(i) intercompany debt of such entities (including, following the Acquisition, the Target Business and its subsidiaries),

(ii) credit extensions under the Existing Credit Agreement or any amendment, refinancing or replacement thereof, provided that the aggregate principal amount of revolving borrowings outstanding thereunder does not exceed $3.0 billion,

(iii) the Borrower’s existing senior notes outstanding on the date of the Commitment Letter,

(iv) any ordinary course borrowings under working capital, liquidity or overdraft facilities,

(v) purchase money indebtedness, equipment financings, deferred purchase obligations and similar obligations,

(vi) ordinary course capital and finance leases,

(vii) receivables financings, factoring, sale and leaseback arrangements, hedging and cash management obligations,

(viii) letter of credit facilities, overdraft protection, commercial paper programs and short term working capital facilities,

(ix) any refinancings, renewals or replacement of

(A) existing debt for borrowed money of the Borrower and its subsidiaries that matures within 12 months of such refinancing, renewal or replacement and does not increase the aggregate principal or commitment amount thereof (plus accrued unpaid interest, make-whole payments and premium thereon and underwriting discounts, fees, commissions, expenses and other applicable costs in connection with such refinancing), other than:

(1) debt under the Existing Credit Agreement except to the extent contemplated in clause (ii) above and

(2) on or following the date of consummation of the Acquisition, debt of the Target Business and its subsidiaries (it being understood that any refinancing, renewal or replacement of any such debt referred to in this clause (2) or the preceding clause (1) shall not constitute an exclusion from the requirement to prepay the Bridge Facilities or to reduce commitments in respect thereof as contemplated by this item 1), or

(B) debt of the Borrower and its subsidiaries (but not the Target Business and its subsidiaries) incurred pursuant to clauses (i) through (viii) of this paragraph that matures within 12 months of such refinancing and does not increase the aggregate principal or commitment amount thereof (plus accrued unpaid interest, make-whole payments and premium thereon and underwriting discounts, fees, commissions, expenses and other applicable costs in connection with such refinancing),

(x) debt incurred under the Delayed Draw Facilities or the New Revolving Credit Facility and

(xi) other indebtedness the net cash proceeds of which do not exceed, when taken together with the net cash proceeds received under clause (v) under the caption “Equity Offerings” in this section and clause (vi) under the caption “Asset Sales” in this section, $500.0 million in the aggregate.

2. Equity Offerings: 100% of the net cash proceeds actually received from the issuance on or after the date of this Commitment Letter of any equity securities or equity-linked securities by the Borrower (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements existing from time to time or contributions to employee pension plans (including in connection with any replacement of the Target Business’s employee stock plans or other benefit or employee incentive arrangements), (ii) issuances of directors’ qualifying shares, (iii) the Buyer Share Issuance (as defined in the Merger Agreement as in effect on the date hereof) and issuances of equity interests of the Borrower as direct consideration for any acquisition (including the Acquisition) or joint venture arrangement, (iv) issuances upon conversion or exercise of outstanding securities or options and (v) other equity issuances the net cash proceeds of which do not exceed, when taken together with the net cash proceeds received under clause (xi) under the caption “Incurrence of Indebtedness” in this section and clause (vi) under the caption “Asset Sales” in this section, $500.0 million in the aggregate).

3. Asset Sales: 100% of the net cash proceeds actually received by the Borrower or any of its subsidiaries (excluding for the avoidance of doubt, the Target Business and its subsidiaries prior to the date of consummation of the Acquisition) from the sale or other disposition of any property or assets (excluding cash and cash equivalents) of such entities outside the ordinary course of business on or after the date of this Commitment Letter (except for (i) sales or other dispositions between or among the Borrower or any of its subsidiaries (including, for the avoidance of doubt, the Target Business and its subsidiaries on or after the date of consummation of the Acquisition) or equity issuances by a subsidiary to the Borrower or any other subsidiary of the Borrower, (ii) dispositions in the ordinary course of business, (iii) dispositions of inventory, used or surplus equipment, and cash or cash equivalents, (iv) unwinding of any hedge arrangement, (v) dispositions of accounts receivable, general intangibles, chattel paper or other financial assets and related assets, (vi) sales or other dispositions the net cash proceeds of which do not exceed, when taken together with the net cash proceeds received under clause (v) under the caption “Equity Offerings” in this section and clause (xi) under the caption “Incurrence of Indebtedness” in this section, $500.0 million in the aggregate and (vii) sales or other dispositions of minority equity interests and/or debt (including convertible debt) interests owned by the Borrower and/or its subsidiaries) in each case of this clause (3) to the extent such net cash proceeds are not reinvested in the business within 180 days after the receipt of such cash proceeds (or, to the extent committed to be reinvested within such 180-day period, within 270 days of receipt thereof) (it being also understood that any casualty loss or damage to, or any condemnation of, any property or asset of the Borrower or any of its subsidiaries shall not be subject to this clause (3)).

All mandatory prepayments and commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any, which shall be calculated and payable in a manner consistent with the Existing Credit Agreement) and will be applied pro rata to the Lenders. Mandatory prepayments of the Bridge Loans may not be reborrowed and mandatory reductions of the commitments in respect of the Bridge Facility may not be reinstated.

If the net cash proceeds from any sale or disposition of assets of any subsidiary of the Borrower are received by any entity other than the Borrower, the Bridge Commitments shall only be reduced (or the Bridge Loans prepaid) to the extent that (x) such net cash proceeds can be promptly transferred to the Borrower (with such amount net of the costs and taxes associated therewith) and (y) such transfer would not result in a material adverse tax consequence to the Borrower or any of its subsidiaries as reasonably determined by the Borrower; it being understood that if such a restriction on transfer or occurrence of a material adverse tax consequence would no longer result, upon such restriction or occurrence ceasing to apply, the aggregate Bridge Commitments will be immediately reduced or, if applicable, the Bridge Loans will be repaid within three Business Days thereof, in the manner set forth above as if such net cash proceeds were received by the Borrower on the date such restriction or occurrence ceased to exist.

The Borrower shall provide the Bridge Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction being required hereunder.

IV.	Certain Conditions

	Conditions:	Subject to the Limited Conditionality Provision, the availability of the Bridge Facility on the Closing Date shall be subject only to the conditions precedent expressly set forth in Section 6 of the Commitment Letter and on Exhibit C to the Commitment Letter.

V.	Certain Documentation Matters

	Documentation Principles:	The definitive financing documentation with respect to the Bridge Facility (the “Bridge Credit Documentation”) shall (x) contain only those conditions, mandatory prepayments, prepayment premiums, representations, warranties, covenants and events of default expressly set forth or referred to in the Term Sheet, (y) be based upon, and, except as otherwise provided for herein or mutually agreed by the Borrower and the Bridge Lead Arrangers, be substantially identical to (but not more restrictive from the perspective of the Borrower than), the Existing Credit Agreement and (z) be modified to reflect customary requirements of the Bridge Administrative Agent in its capacity as such. The provisions in this paragraph are referred to herein as the “Documentation Principles”.

	Representations and Warranties:	Substantially the same as the Existing Credit Agreement, but including a representation as to solvency as of the Closing Date (immediately upon giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C), subject, in each case, to the Documentation Principles and subject to the Limited Conditionality Provision.

	Affirmative Covenants:	Substantially the same as the Existing Credit Agreement, subject, in each case, to the Documentation Principles.

	Financial Covenants:	Substantially the same as the Existing Credit Agreement, subject, in each case, to the Documentation Principles.

	Negative Covenants:	Substantially the same as the Existing Credit Agreement, subject, in each case, to the Documentation Principles.

	Events of Default:	Substantially the same as the Existing Credit Agreement, subject, in each case, to the Documentation Principles.

	Voting:	Substantially the same as the Existing Credit Agreement.

	Assignments and Participations:	Prior to the Closing Date, the assignment of Bridge Commitments shall be governed by the Commitment Letter. After funding under the Bridge Facility on the Closing Date, assignments shall be permitted on the same terms as the Existing Credit Agreement.

The Lenders shall also be permitted to sell participations in their Bridge Loans on the same terms as the Existing Credit Agreement. Pledges of Bridge Loans in accordance with applicable law shall be permitted on the same terms as the Existing Credit Agreement. Promissory notes shall be issued under the Bridge Facility only upon request.

Yield Protection:	Substantially the same as the Existing Credit Agreement.

Limitation of Liability; Expenses and Indemnification:	Substantially the same as the Existing Credit Agreement.

Defaulting Lenders:	Substantially the same as the Existing Credit Agreement.

EU and UK Bail-In:	Substantially the same as the Existing Credit Agreement.

Hong Kong Stay Rules:	Usual and customary for transactions of this type.

ERISA Fiduciary Status:	Substantially the same as the Existing Credit Agreement.

QFC Stay Rules:	Usual and customary for transactions of this type.

Statutory Divisions:	Substantially the same as the Existing Credit Agreement.

Erroneous Payments:	Substantially the same as the Existing Credit Agreement.

Governing Law:	State of New York; provided that the Acquisition Related Matters shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Primary Counsel to the Bridge Administrative Agent and the Bridge Lead Arrangers:	Latham & Watkins LLP.

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Term SOFR Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.5% and (iii) the Term SOFR Rate for a one month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.0%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 p.m., Eastern time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively. If the ABR as determined pursuant to the foregoing would be less than 1.0% per annum, such rate shall be deemed to be 1.0% per annum for purposes of the Bridge Credit Documentation.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A. Each such margin will increase by 0.25% per annum at the end of each 90-day period after the Closing Date as further described in such pricing grid.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Bridge Administrative Agent from three federal funds brokers of recognized standing selected by the Bridge Administrative Agent; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Bridge Credit Documentation.

Annex I-1

“Floor” means the benchmark rate floor, if any, provided in the Bridge Credit Documentation initially (as of the execution of the Bridge Credit Documentation, the modification, amendment or renewal of the Bridge Credit Documentation or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt the initial Floor for the Term SOFR Rate shall be 0.0%.

“Prime Rate” means the prime commercial lending rate of the Bridge Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term Benchmark” when used in reference to any Bridge Loan, refers to whether such Bridge Loan bears interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Loan for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 p.m., Eastern time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of calculating such rate.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Loan for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Bridge Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Annex I-2

The Bridge Credit Documentation will contain provisions with respect to a replacement of any Term Benchmark on substantially the same terms as the Existing Credit Agreement.

Interest Payment Dates:	In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Bridge Loans bearing interest based upon the Term Benchmark (“Term Benchmark Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Interest periods for Term Benchmark Loans will be for one, three or six months (as selected by the Borrower), or such other period as the Borrower may select and all of the Lenders may agree.

Ticking Fees:	The Borrower will pay ticking fees (the “Ticking Fees”) equal to an amount set forth in the pricing grid attached hereto as Annex I-A times the actual daily undrawn amount of the aggregate Bridge Commitments of all Lenders (including the Initial Lenders) (as such amounts shall be adjusted to give effect to any voluntary or mandatory reductions of the Bridge Commitments in accordance with the terms hereof), which ticking fees will accrue during the period commencing on the date that is 120 days after the date of the Commitment Letter and ending on and excluding the earlier of (x) the Closing Date and (y) the date of termination of the Bridge Commitments, payable to the Bridge Administrative Agent for the account of the Lenders in arrears and payable on the earlier of the Closing Date and the date of termination of the Bridge Commitments

Duration Fees:	The Borrower will pay to the Bridge Administrative Agent for the account of each Lender, in accordance with its respective interest, duration fees (the “Duration Fee”) as follows: (a) 0.50% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 90 days after the Closing Date, (b) 0.75% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 180 days after the Closing Date and (c) 1.0% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 270 days after the Closing Date.

Default Rate:	Same as the Existing Credit Agreement.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-3

Annex I-A to Exhibit B

PRICING GRID

Category	Ratings Level	Ticking Fee Rate	Applicable Margin for Term Benchmark Loans	Applicable Margin for ABR Loans
Category 1	A2/A or higher	0.05%	0.75%	0.0%
Category 2	A3/A- or lower	0.07%	0.875%	0.0%

Notwithstanding anything to the contrary herein, the Applicable Margin for Term Benchmark Loans and the Applicable Margin for ABR Loans at each of the above Pricing Levels shall increase by 0.25% per annum on the date that is 90 days after the Closing Date and by an additional 0.25% per annum at the end of each 90-day period thereafter.

At any time of determination, the “Ratings Level” shall be based upon the long-term debt ratings by Moody’s and S&P (each as defined below), respectively, applicable at such time to the Index Debt (as defined below).

For purposes of the foregoing, (i) if no rating for the Index Debt shall be available from Moody’s or S&P, such rating agency shall be deemed to have established a rating for Index Debt in Category 2, unless the failure of the rating agencies to rate the Index Debt is not the result of a change in the creditworthiness of the Borrower or the Index Debt and is not within the control of the Borrower, in which case the Borrower and the Lenders shall negotiate in good faith to amend the Bridge Credit Documentation to reflect a new method of determining the Applicable Margin for Term Benchmark Loans, the Applicable Margin for ABR Loans and the Ticking Fee Rate (the “Pricing”), (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Pricing shall be based upon the Category in which the higher rating falls unless such rating is two or more Categories above the lower rating, in which case the Pricing will be based on the Category next below that in which the higher rating falls and (iii) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the third Business Day following the date on which such change is first announced by the rating agency making such change. Each such change in the Pricing shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this Annex to reflect such changed rating system and, pending the effectiveness of any such amendment, the Category for any Index Debt shall be determined by reference to the rating of such rating agency most recently in effect prior to such change or cessation.

“Index Debt” means senior, unsecured, non-credit enhanced long-term indebtedness of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

Annex I-A-1

Exhibit C

PROJECT NOBLE

Conditions

The availability and funding of the Bridge Facility on the Closing Date shall be subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions (subject, in each case, to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B.

1. The Borrower shall have executed and delivered the Bridge Credit Documentation on terms consistent with the Commitment Letter, and the Bridge Administrative Agent shall have received:

a.

(i) a customary closing certificate (as to the satisfaction of the closing conditions set forth in Sections 2, 4 and 7 of this Exhibit C), (ii) a customary secretary’s certificate of the Borrower, (iii) customary corporate and organizational documents of the Borrower, (iv) a customary good standing certificate of the Borrower, (v) customary legal opinions, and (vi) a customary notice of borrowing (which shall not contain any representations or warranties and which shall be required to be delivered no later than one Business Day (for any ABR Loan) before the Closing Date or no later than 8 a.m. Eastern Time two Business Days (for any SOFR loan) before the Closing Date); and

b.

a certificate from the chief financial officer (or an authorized representative with equivalent responsibility) of the Borrower, in the form attached as Annex I to this Exhibit C, certifying that the Borrower and its subsidiaries, on a consolidated basis upon giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2. The Acquisition shall, substantially concurrently with the initial funding of the Bridge Facility, be consummated in all material respects pursuant to the Merger Agreement, and no provision thereof shall have been amended or waived, and no consent shall have been granted under the Merger Agreement, without the prior written consent of the Bridge Lead Arrangers (not to be unreasonably withheld, conditioned or delayed; it being understood that each Bridge Lead Arranger shall be deemed to have consented to such amendment, waiver or consent unless it shall object in writing thereto within two Business Days of being notified of such amendment, waiver or consent) if such amendment, waiver or consent is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (a) amendments, waivers and other changes to the definition of “Company Material Adverse Effect” in the Merger Agreement, and consents given pursuant to such definition, shall in each case be deemed to be materially adverse to the Lenders, (b) any modification, amendment or express waiver or consent by you that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is not funded with the proceeds of indebtedness or is not in excess of 10% of the purchase price and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such reduction is less than 10% of the purchase price or, if equal to or greater than 10% (but in any event less than 20%) of the purchase price, such amount so equal to or greater than 10% (but in any event less than 20%) is allocated to reduce the commitments under the Bridge Facility (which, for the avoidance of doubt, will not require the prior written consent of the Bridge Lead Arrangers or any other person), (c) any fluctuation in per share value of the equity consideration component of the consideration under the Merger Agreement will be deemed not to be an amendment, supplement, modification or waiver under the Merger Agreement and (d) any adjustment to the consideration for the Acquisition effected pursuant to the Merger Agreement as in effect on the date of the Commitment Letter will be deemed not to be material and adverse to the interests of the Lenders).

3. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Company (to the extent Borrower has received the same under the Merger Agreement), for the three most recently completed fiscal years ended at least 60 days before the Closing Date, (b) unaudited condensed consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Company (to the extent Borrower has received the same under the Merger Agreement), for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 40 days before the Closing Date; provided that, for purposes of clauses (a) and (b) above, filing with the SEC of the required financial statements by the Borrower or the Company will satisfy the foregoing applicable requirements and (c) pro forma financial statements of the Borrower, giving effect to the Acquisition and, if not reflected in the historical financial statements of the Company referred to in clauses (a) and (b) above, the separation of the Spinco Business, as applicable, as would be required to be included in a public offering of debt or equity (or equity-linked) securities registered with the SEC under the Securities Act or as required by Regulation S-K and Regulation S-X or any other applicable accounting rules and regulations of the SEC; provided that to the extent such pro forma financial statements are filed by the Borrower, the Spinco Business or the Company with the SEC, the condition set forth in this clause (c) shall be deemed satisfied. The Commitment Parties hereby acknowledge receipt of the financial statements referred to in clause (a) above for Borrower and the Company in respect of the fiscal years ended on or about December 31, 2022, December 31, 2023 and December 31, 2024 and the financial statements referred to in clause (b) above for Borrower and the Company in respect of the fiscal quarters ended on or about March 31, 2025, June 30, 2025 and September 30, 2025.

4. (a) Each of the Merger Agreement Representations shall be true and correct in all material respects, in each case, as of the Closing Date (although any Merger Agreement Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) solely to the extent required by the Limited Conditionality Provision; and (b) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by a material adverse effect or other materiality qualifier), in each case, as of the Closing Date (although any Specified Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

5. The Bridge Administrative Agent shall have received, at least 3 Business Days prior to the Closing Date, all documentation and other information about the Borrower as shall have been reasonably requested in writing by either the Bridge Administrative Agent or by the Bridge Lead Arrangers at least 10 Business Days prior to the Closing Date and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (including a Beneficial Ownership Certification from the Borrower in respect of the Beneficial Ownership Regulation); provided, that all requests for such documentation and information shall be made no less than 10 Business Days before the Closing Date.

6. All fees and expenses due and payable to the Commitment Parties and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial funding under the Bridge Facility, so long as any such fees or expenses not expressly set forth in the Fee Letters have been invoiced not less than three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

7. Since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof).

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[__________], 20[__]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of the [__________] (the “Credit Agreement”), dated as of [______], among Netflix, Inc. (the “Borrower”), the lenders party thereto from time to time and Wells Fargo Bank, National Association, as the administrative agent; the terms defined therein being used herein as therein defined.

I, [__________], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as the chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and immediately after the consummation of the Transactions on the date hereof and immediately following the incurrence of the indebtedness under and after giving effect to the application of the proceeds of the Credit Agreement and any other debt incurred on the date hereof, that, with respect to the Borrower and its subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis; (b) the capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, on a consolidated basis, conducted on the date hereof and (c) the Borrower and its subsidiaries, on a consolidated basis, have not incurred, and do not believe that they will incur, debts beyond the ability of the Borrower and its subsidiaries (on a consolidated basis) to pay such debts as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

NETFLIX, INC.

By:
Name:
Title:

C-4